Exhibit 10.20

March 25, 2017

Devyn Smith
23 Marlin Drive
Groton, CT 06340

Dear Devyn:

On behalf of Sigilon, Inc. (the “Company”), I am delighted to offer you employment with the Company. Your initial position will be Chief Operations Officer and Head of Strategy, reporting to the Company’s President and Chief Executive Officer (the “CEO”). This offer letter is subject to and will become effective only upon your obtaining authorization to work in the United States and commencing employment with the Company. We anticipate that your employment will start effective March 13, 2017 (the “Start Date”). You will be employed on a full-time basis and will perform the duties and responsibilities of your position and such other duties and responsibilities on behalf of the Company as may be assigned to you from time to time by the CEO, the board of directors (the “Board”), or their respective designees.

This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. The Company may end the employment relationship at any time, for any reason, upon notice to you. You may end the employment relationship at any time, for any reason, upon thirty (30) days’ notice to the Company; provided, however, that the Company may elect to waive such notice period or any portion thereof. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. Other than the terms of this offer letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

1.                                      Compensation.

a.                                      Salary. Your initial base salary will be at a rate of $300,000, on an annualized basis, minus customary deductions and withholding for federal and state taxes and the like, payable in installments in accordance with the Company’s normal payroll practices.

b.                                      Annual Performance Bonus. You will be eligible to receive an annual bonus of up to 30% of your base salary. The amount of any annual bonus will be determined by the Board in its sole discretion based on your achievement of specific milestones or performance criteria established annually by the Board after consulting with you. Any annual bonus amounts shall be paid to you no later than March 15th of the calendar year immediately following the calendar year for which it was earned. You must be employed by the Company at the time that the annual bonus is paid in order to be eligible for and have earned the annual bonus.

c.                                       Stock Options.

(i)                                    Subject to the terms of and contingent upon your execution of a stock option award agreement (the “Option Agreement”) issued pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”) and subject to Board approval, you will be issued an option (the “Option”), which will be an incentive stock option to the extent permitted by law, to purchase 300,000 shares of common stock of the Company.

(ii)                                Subject to the terms and conditions of the Plan and the Option Agreement, (A) the Option will be issued with an exercise price per share equal to the fair market value per share of the common stock of the Company on the date of grant of such Option, as determined by the Board in its sole discretion; and (B) each Option will vest as to 25% of the total number of shares subject to such options on the first anniversary of the Start Date and the remaining 75% shall vest in twelve (12) substantially equal installments on the final day of each successive three month period thereafter, such that the Option will be fully vested on the fourth anniversary of the Start Date, provided, in each case, that you remain continuously employed through the applicable vesting dates. In the event of any conflict between the foregoing and the terms and conditions, the aforesaid will be subject to the specific terms of the Plan and the Option Agreement.

d.                                      Relocation Allowance. Until the first anniversary of the Start Date, the Company will reimburse you for Relocation Expenses actually and reasonably incurred by you upon presentation to the Company of reasonably detailed documentation evidencing the incurrence by you of such expenses, up to an amount not to exceed $70,000 in the aggregate. If you resign from your employment other than for Good Reason (as defined below) at any time on or prior to September 13, 2018, you agree to promptly repay to the Company any and all amounts paid to you pursuant to this Section 2.d. As used herein, “Relocation Expenses” means (a) the ordinary realtor costs incurred by you selling your existing home, (b) the ordinary closing costs incurred by you in both selling your existing home and buying a new home, (c) other moving expenses and (d) temporary living and rental expenses.

e.                                       Benefits. You will be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company’s benefit plans are available to you. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to receive three (3) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

2.                                      Severance Pay and Benefits upon Termination of Employment.

a.                                      Termination by the Company Other Than for Cause, Death or Disability. Except as otherwise provided in Section 2.b., if the Company terminates your employment other than for Cause or Disability (as these terms are defined below) or death, and conditioned upon your execution and non-revocation of and compliance with a separation agreement (which shall contain, among other things, a full and general release of claims to the Company and its affiliates and their respective directors, officers, agents and employees) in a form reasonably satisfactory to the Company (the “Separation Agreement”) and your continued compliance with your obligations set forth in your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Confidentiality Agreement”) described in Section 5 below, then the Company shall provide you with: (i) payments equal to six (6) months of your then current base salary, payable in periodic installments over six (6) months in accordance with the Company’s normal payroll practices; and (ii) if you properly elect to receive continued coverage under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), direct payment of or reimbursement to you for a portion of your COBRA premiums at the Company’s normal rate of contribution for employees for your (and your covered dependents’) coverage at the level in effect immediately prior to your termination for the period commencing on your termination date and ending on the earliest of (x) the first anniversary of your termination date, (y) the date you and/or your covered dependents become no longer eligible for COBRA and (z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). The benefits described in the immediately preceding sentence are hereafter referred to as the “COBRA Benefits.”

b.                                      Change of Control Termination. If (A) the Company terminates your employment for reasons other than for Cause, Disability or death or (B) you resign from your employment for Good Reason, in either case, upon or within twelve (12) months following the consummation of a Change of Control (as defined below) and conditioned upon your execution and non-revocation of the Separation Agreement and your continued compliance with your obligations set forth in the Confidentiality Agreement, then (i) the Company shall provide you with payments equal to twelve (12) months of your then current base salary, payable in periodic installments over twelve (12) months in accordance with the Company’s normal payroll practices and (ii) the Company shall provide you with COBRA Benefits (provided that you properly elect to receive continued coverage under the Company’s group health plans pursuant to COBRA). For the avoidance of doubt, the payments and benefits set forth in this Section 2.b. shall be without duplication of the payments and benefits set forth in Section 2.a.

c.                                       Payments in Lieu of COBRA Benefits. Notwithstanding the foregoing, if the Company determines that the provision of COBRA Benefits pursuant to Sections 2.a. or 2.b. (as applicable) would be reasonably likely to cause the Company to violate any applicable law (including, without limitation, the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), section 105(h) of the Code, or Section 2716 of the Public Health Service Act) or incur any penalty or excise tax, the Company shall in lieu thereof pay you taxable monthly payments in an amount equal to the portion of the health care premiums that the Company paid for your and your covered dependents’ group health coverage for the month in which your termination occurred, which payments shall be made regardless of whether you elect COBRA continuation coverage and will commence in the month following the month in which the termination date occurs and will end on the earliest of (X) the first anniversary of your termination date, (Y) the date you and/or your covered dependents become no longer eligible for COBRA and (Z) the date you become eligible to receive comparable healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility).

d.                                      Certain Definitions. For purposes of this offer letter:

(i)                                    “Change of Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including without limitation, the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of, or other financing involving, any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

(ii)                                “Cause” means a majority vote of the full Board resolving that you should be dismissed as a result any one or more of the following actions: (i) your material breach of the terms and conditions of this offer letter or the Confidentiality Agreement, (ii) material violation of the Company’s written policies, (iii) your willful, malfeasant, dishonest or reckless conduct, in each case that relates to the Company and causes the Company material harm or damage, (iv) your commission of an act of fraud, theft, misappropriation or embezzlement, or conviction, or pleading nolo contendere to a felony or any other crime involving moral turpitude, or (v) your failure to substantially perform your duties or comply with a lawful directive of the Board.

(iii)                            “Disability” means, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if you qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether you have a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean your inability to perform, with or without reasonable accommodation, the essential functions of your positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers. Any refusal by you to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of your Disability.

(iv)                             “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; or (ii) a reduction in your base salary or annual bonus opportunity (which such reduction shall be disregarded when determining the amount of payments due following a termination of employment for Good Reason); or (iii) a requirement by the Company that you relocate your principal location of employment to a location that is more than fifty (50) miles from your principal work location at the time of the consummation of the applicable Change of Control.

(v)                                 “Good Reason Process” means that (i) you have reasonably determined in good faith that a Good Reason condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you have provided the Company a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition following which Cure Period the Good Reason condition continues to exist; and (iv) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e.                                       Following your termination of employment for any reason, you will be entitled to receive the sum of: (i) any base salary earned through your termination date but not yet paid, (ii) any expenses owed to you pursuant to the Company’s expense reimbursement policy; and (iii) any amount accrued and arising from your participation in, or benefits accrued under the Company’s employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise expressly required by law or as specifically provided in Section 2.a., 2.b. or this 2.e., all of your rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of your employment. In the event your employment is terminated for any reason, your sole and exclusive remedy will be to receive the payments and benefits described in Section 2.a., 2.b. and this 2.e., as applicable. For the avoidance of doubt, should you voluntarily terminate your employment for any reason (other than Good Reason within twelve (12) months following the occurrence of a Change of Control), you shall not be entitled to any severance payments, benefits or acceleration of vesting described in Section 2.a. or 2.b. or otherwise. Nothing in this Section 2 shall alter your status as an at-will employee.

3.                                      Certifications by You. By signing this offer letter, you are certifying to the Company that your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you will abide by restrictive covenants to prior employers.

4.                                      Required I-9 Documentation. For purposes of completing the INS 1-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. Your employment with the Company is conditioned on your eligibility to work in the United States.

5.                                      Confidentiality and Other Obligations by You. As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Confidentiality Agreement. You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

6.                                      Section 409A of the Code. Notwithstanding anything in this offer letter to the contrary:

a.                                      If any amount (including imputed income) to be paid to you pursuant to this offer letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, including any successor statute, regulation and guidance thereto (“Section 409A of the Code”), and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after the earlier of (i) six (6) months have elapsed since your termination of employment for any reason other than death and (ii) your death. Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum on such date. Any other payments will be made according to the schedule provided for herein.

b.                                      If any of the benefits set forth in this offer letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence, and any payments or benefits under Section 2 shall not be paid, or in the case of installments shall not commence, until the Company’s first normal payroll date that is at least 60 days after the date of termination (the “First Payment Date”). Any installment payments that would have been made to you during the sixty (60) day period immediately following your “separation from service” but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this offer letter.

c.                                       It is intended that each installment of the payments and benefits provided under this offer letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d.                                      Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you. Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e.                                       Notwithstanding any other provision of this offer letter to the contrary, this offer letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of this offer letter. For purposes of clarification, this Section 6.e. shall be a rule of construction and interpretation and nothing in this Section 6.e. shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this offer letter, including but not limited to consequences related to Section 409A of the Code.

7.                                      Section 280G of the Code.

a.                                      Notwithstanding any other provisions of this offer letter, in the event that any payment or benefit by the Company or otherwise to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this offer letter or otherwise (all such payments and benefits, including the payments and benefits under Sections 2.a. and 2.b., being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 7.b.) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

b.                                      The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A of the Code, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code, and (iv) reduction of any payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

c.                                       All determinations regarding the application of this Section 7 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of any determination by the Independent Advisors pursuant to this Section 7 .c., no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

d.                                      In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 7, the excess amount shall be returned immediately by you to the Company.

8.                                      General.

For the duration of your employment by the Company pursuant to this offer letter, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities hereunder. You will not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

This offer letter, together with the Confidentiality Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this offer letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company.

The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or to any affiliate. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

If any portion or provision of this offer letter is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

This offer shall remain open, unless sooner revoked by the Company, through March 28, 2017.

Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

Devyn, we look forward to working with you.

Very truly yours,

Sigilon, Inc.

By:	/s/ Paul K. Wotton
	Name:	Paul K. Wotton, Ph.D.
	Title:	President and CEO

Accepted and Agreed to:

By:	/s/ Devyn Smith
Name: Devyn Smith

Date:	3/25/2017